                                                                    EXHIBIT 12.1

EAGLE BANCSHARES, INC.
Ratio of Earnings to Fixed Charges
(in thousands)

                                                                                Year Ended March 31,
                                                        ----------------------------------------------------------------------
                                                         1994             1995          1996            1997            1998
                                                        -------        ---------      --------       ----------      ---------
RATIO 1 - INCLUDING DEPOSIT INTEREST

Earnings:
     Income before taxes                                $ 8,954         $ 7,591         $ 9,189         $ 5,514         $10,250
     Fixed charges                                       14,370          18,636          29,048          33,950          40,355
                                                        -------         -------         -------         -------         -------
       Total                                            $23,324         $26,227         $38,237         $39,464         $50,605
                                                        =======         =======         =======         =======         =======
Fixed Charges:
     Interest on deposits                               $11,750         $14,434         $20,826         $25,177         $29,766
     Interest on FHLB advances and other borrowings       2,526           4,068           7,995           8,452          10,241
     Interest factor in rental expense                       94             134             227             321             348
                                                        -------         -------         -------         -------         -------
       Total                                            $14,370         $18,636         $29,048         $33,950         $40,355
                                                        =======         =======         =======         =======         =======
Earnings to fixed charges                                  1.62            1.41            1.32            1.16            1.25

RATIO 2 - EXCLUDING DEPOSIT INTEREST

Earnings:
     Income before taxes                                $ 8,954         $ 7,591         $ 9,189         $ 5,514         $10,250
     Fixed charges                                        2,620           4,202           8,222           8,773          10,589
                                                        -------         -------         -------        --------         -------
       Total                                            $11,574         $11,793         $17,411         $14,287         $20,839
                                                        =======         =======         =======         =======         =======
Fixed Charges:
     Interest on FHLB advances and other borrowings       2,526           4,068           7,995           8,452          10,241
     Interest factor in rental expense                       94             134             227             321             348
                                                        -------         -------         -------         -------         -------
       Total                                            $ 2,620         $ 4,202         $ 8,222         $ 8,773         $10,589
                                                        =======         =======         ======          =======         =======
Earnings to fixed charges                                  4.42            2.81            2.12            1.63            1.97